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                                                                    EXHIBIT 99.1

Quantech Ltd. Reports Financing and Cash Position Update

ST. PAUL, Minn., Dec. 10 /PRNewswire/ --

As was reported in Quantech Ltd.'s (OTC Bulletin Board: QQQQ) (the "Company") Quarterly Report on Form 10-QSB for the period ended Sept. 30, 2001, the Company has been seeking to raise approximately $1.5 million of bridge financing by approximately Dec. 1, 2001, which would have allowed it to maintain its current level of operations into the second quarter of 2002. While to date the Company has not been successful in attaining the bridge financing, it does have financial commitments which it believes will be sufficient to fund the Company's operations until the end of 2001. The Company is continuing to seek the substantial additional financing necessary for it to be able to fund its operations in 2002. There is no assurance that such financing will be obtained or that the Company will be able to continue its operations in 2002. The Company is currently in the process of scaling back its operations and it is evaluating various funding alternatives.

Robert Case, the Company's Chief Executive Officer, said, "Quantech has a serious cash shortage that must be met by the end of the year. However, Quantech has a very exciting product line which has continued to progress through the FDA clearance process and a 62 percent interest in a subsidiary which is performing exceptionally well. We believe these assets are valuable and will be the basis for and lead to a fair financing package which would allow the Company to continue its operations in 2002."

The statements in this press release relating to the Company's status regarding the funding of its operations in December 2001 and in 2002 are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, whether the present financing commitments will be met and whether they will be sufficient to fund the Company's operations through December 2001 and the ability of the Company to obtain substantial financing in sufficient amounts and in a timely manner to allow the Company to continue operations in 2002.